Exhibit 99.2
PRESS RELEASE
Evergreen Solar and DC Chemical Announce
Major Polysilicon Supply Agreement and Investment
Marlboro, Massachusetts, April 17, 2007 – Evergreen Solar, Inc. (Nasdaq: ESLR), a manufacturer of solar power products with its proprietary, low-cost String Ribbon™ wafer technology, announced today that it has signed a multi-year polysilicon supply agreement with DC Chemical Co., Ltd with shipments beginning in late 2008 and continuing through 2014. Under the agreement, Evergreen Solar will receive sufficient polysilicon to manufacture a total of approximately 1 GW of photovoltaic solar modules through 2014.
Concurrent with the execution of the supply agreement, DC Chemical agreed to purchase 3 million shares of Evergreen Solar common stock for $12.07 per share, representing the closing price of Evergreen Solar’s common stock on the Nasdaq Global Market on April 16, 2007. Evergreen Solar agreed to issue 4.5 million shares of restricted common stock and 625 shares of restricted preferred stock to DC Chemical. The transaction is expected to close within a week. The preferred stock will automatically convert into 6.25 million shares of restricted common stock upon the termination of the applicable waiting period under the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended, which is expected to occur within 30 days of the closing.
“As an acknowledged leader in chemical technology and production, DC Chemical provides us with a secure source of polysilicon to accelerate the further market penetration of our string ribbon wafer technology” said Richard M. Feldt, Chairman, President and Chief Executive Officer of Evergreen Solar. “We believe we are the clear industry leader in efficient polysilicon usage, and we are thrilled that DC Chemical shares our enthusiasm about the significant market potential of Evergreen Solar’s technology, as exhibited by their significant investment in our Company.”
“The investment of both our polysilicon manufacturing capacity and our financial resources indicates that we believe in Evergreen Solar’s technology, industry vision and management team,” said Hyunwoo Shin, Executive Vice Chairman of DC Chemical. ‘We hope that with our ongoing support as both a key supplier and a major shareholder that Evergreen Solar will be able to realize the significant market penetration and financial potential of its wafer technology.”
About Evergreen Solar, Inc.
Evergreen Solar, Inc. develops, manufactures and markets solar power products using proprietary, low-cost manufacturing technologies. The Company’s patented crystalline silicon technology, known as String Ribbon, uses significantly less silicon than conventional approaches. Evergreen Solar’s products provide reliable and environmentally clean electric power for residential and commercial applications globally. For more information about the Company, please visit www.evergreensolar.com. Evergreen Solar® is a registered trademark and String Ribbon™ is a trademark of Evergreen Solar, Inc.
About DC Chemical
DC Chemical Co., Ltd (KRX:10060) is a leading Korean chemicals producer with annual consolidated revenues in excess of $2.4 billion and engages in a wide range of disciplines, such as inorganic chemicals, petro and coal chemicals and fine chemicals. DC Chemical’s major products include carbon black, soda ash, hydrogen peroxide, sodium carbonate peroxyhydrate and pitch. As a global enterprise, DC Chemical has nurtured a strong competitive edge in various industrial fields.
Conference Call Information
Evergreen Solar management will conduct a conference call at 5:00 p.m. (ET) today to review this supply agreement and the Company’s first quarter financial results and highlights. The conference call will be webcast live over the Internet. The webcast can be accessed by logging on to the “Investors” section of Evergreen Solar’s website, www.evergreensolar.com, prior to the event. The call also can be accessed by dialing (800) 819-9193 or (913) 981-4911 prior to the start of the call. For those unable to join the live conference call, a replay will be available from 8:00 p.m. (ET) on April 17 through midnight (ET) on April 23. To access the replay, dial (888) 203-1112 or (719) 457-0820 and refer to confirmation code 6088974. The webcast also will be archived on the Company’s website.
Safe Harbor Statement
Evergreen Solar cautions you that any statements contained in this press release that are not strictly historical statements constitute forward-looking statements. Such forward-looking statements include, but are not limited to, the ability of DC Chemical to supply Evergreen Solar with polysilicon as required by the supply agreement; the timing of polysilicon shipments under the supply agreement; the amount of photovoltaic solar modules that Evergreen Solar will be able to produce based on such supply; the strategic benefits of the DC Chemical relationship; and the significant market potential of Evergreen Solar’s String Ribbon wafer technology. These forward-looking statements are subject to a number of risks and uncertainties. Such risks and uncertainties include, among other things, the following factors: the ability of DCC to construct a plant to adequately and timely manufacture the polysilicon contemplated by the supply agreement; the Company’s limited experience manufacturing large volumes of solar power products on a commercial basis at acceptable costs, which it will need to do in order to be successful; the risk that the Company may fail to bring to market new products under development or that any such products may not achieve commercial acceptance; the risk that technological changes in the solar industry could render the Company’s solar products uncompetitive or obsolete; and the Company’s relationships with current or prospective strategic partners, including DC Chemical, may be affected by adverse developments in the Company’s business, the business of the Company’s strategic partners, competitive factors, solar power market conditions, or financial market conditions. In addition to the foregoing factors, the risk factors identified in the Company’s filings with the Securities and Exchange Commission – including the Company’s Annual Report on Form 10-K filed with the SEC on February 27, 2007 (copies of which may be obtained at the SEC’s website at: http://www.sec.gov) – could impact the forward-looking statements contained in this press release. Readers should not place undue reliance on any such forward-looking statements, which speak only as of the date they are made. The Company disclaims any obligation to publicly update or revise any such statements to reflect any change in Company expectations, or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.
Contact:
Michael El-Hillow
Chief Financial Officer
Evergreen Solar, Inc.
508-357-2221 x7708
investors@evergreensolar.com
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